Exhibit 3.1
STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION
•	First: The name of this Corporation is Tarragon Homes Corporation.

•	Second: Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $0.01 per share.
•	Fifth: The name and mailing address of the incorporator are as follows:
Name                      Kathryn Mansfield
Mailing Address     3100 Monticello Ave., Suite 200
                                Dallas, TX Zip Code 75205
•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 14th day of December, A.D. 2006.

By:	/s/ Kathryn Mansfield

(Incorporator)

NAME:	Kathryn Mansfield

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